EXHIBIT INDEX

EXHIBIT A:
     Attachment to item 77B:     Accountant's report on
                                 internal control.

EXHIBIT B:
     Attachment to item 77I:     Terms of new or amended
                                 securities

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EXHIBIT A:

The Board of Trustees of The Bear Stearns Funds:

In planning and performing our audit of the financial statements of The Bear Stearns Funds (the "Fund"), including S&P Stars Portfolio, The Insiders Select Fund, Large Cap Value Portfolio, Small Cap Value Portfolio, Focus List Portfolio, Balanced Portfolio, International Equity Portfolio, Income Portfolio (formerly Total Return Bond Portfolio), High Yield Total Return Bond Portfolio, and Prime Money Market Portfolio for the year ended March 31, 1999 (on which we have issued our report dated May 14, 1999), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Fund's internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies and procedures may deteriorate.

Our consideration of the Fund's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Fund's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of The Bear Stearns Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Deloitte & Touche LLP

May 14, 1999



EXHIBIT B:

Attachment 77I
Modification to Constituent Instruments

(a)	On February 10, 1999, the Large Cap Value Portfolio,
Small Cap Value Portfolio, Income Portfolio, S&P STARS Portfolio and The Insiders Select Fund (the "Portfolios") restructured their combined Distribution and Shareholder Servicing Plan ("Old Plan")for each Portfolio's Class A and C shares, by adopting a distinct Rule 12b-1 Distribution Plan and a distinct Shareholder Servicing Plan (collectively, the "New Plans"). The Old Plan for the Class A shares of Large Cap Value Portfolio, Small Cap Value Portfolio, S&P STARS Portfolio and The Insiders Select Fund provided for a distribution and servicing fee of 0.50% which consisted of a distribution fee at the rate of 0.25% and a shareholder servicing fee at the rate of 0.25%. The new Rule 12b-1 Distribution Plan provides for a distribution fee at the rate of 0.25% and the new Shareholder Servicing Plan provides for a shareholder servicing fee at the rate of 0.25%. The Old Plan for the Class A shares of Income Portfolio provided for a distribution and servicing fee of 0.35% which consisted of a distribution fee at the rate of 0.10% and a shareholder servicing fee at the rate of 0.25%. The new Rule 12b-1 Distribution Plan provides for a distribution fee at the rate of 0.10% and the new Shareholder Servicing Plan provides for a shareholder servicing fee at the rate of 0.25%. The Old Plan for the Class C shares of Large Cap Value Portfolio, Small Cap Value Portfolio, S&P STARS Portfolio and The Insiders Select Fund provided for a distribution and servicing fee of 1.00% of which 0.75% was attributed to distribution and 0.25% was attributed to shareholder servicing. The new Rule 12b-1 Distribution Plan provides for a distribution fee at the rate of 0.75% and the new Shareholder Servicing Plan provides for a shareholder servicing fee at the rate of 0.25%. The restructuring of the Old Plan into the New Plans has not changed the nature of the services provided or the aggregate amount of the fee paid for distribution or shareholder servicing; it has, however, clarified the types of services that are covered.